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                                                                 EXHIBIT (d)(8)


                                  June 9, 2000



American Express Travel Related Services Company, Inc.
World Financial Center
200 Vesey Street
New York, NY  10285-3701


Attention:  Bradley S. Alexander


Gentlemen:

      In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates (as the term "affiliate" is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")), involving SierraCities.com Inc. (the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

      By execution of this letter agreement (the "Agreement"), you agree to treat confidentially all such information whether written or oral (the "Evaluation Material"), and to observe the terms and conditions set forth herein. You also agree that, subject to the fourth paragraph of this letter, prior to giving any of your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives") access to any of the Evaluation Material, you shall inform each such Representative of the requirements of this Agreement. You further agree to be responsible for any breach of this Agreement by any of your Representatives.

      For purposes of this Agreement, Evaluation Material shall include, without limitation, all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other materials (whether prepared by the Company, DLJ or otherwise and in whatever form maintained, whether documentary, computerized or otherwise), regardless of the form of communication, that contain or otherwise reflect information concerning the Company that you or your Representatives may be provided by or on behalf of the Company or DLJ in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all information, data, reports, analyses, computations, studies, interpretations, projections, forecasts, records, notes, memoranda, summaries or other materials in whatever form maintained, whether documentary, computerized or otherwise, whether prepared by you or your Representatives or others, that contain or otherwise reflect or are based upon, in whole or in part, any such Evaluation Material (the "Notes").
This Agreement shall be inoperative as to those particular portions of the
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Evaluation Material that (i) become generally available to the public other than as result of a disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material or (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

      You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material; provided that, subject to the second paragraph of this agreement, you may disclose Evaluation Material to your Representatives to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence. You shall maintain a list of those of your Representatives to whom Evaluation Material has been disclosed and shall take all reasonable measures (including but not limited to court proceedings), at your sole expense, to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You agree that for a period of 18 months from the date of the signing of this Agreement you and your affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material: (i) divert or attempt to divert any business or customer of the Company or any of its affiliates; nor (ii) employ or attempt to employ an employee of the Company or any of its affiliates with whom you come into contact in connection with the Transaction (other than clerical or other non-management employees) and who is employed by the Company at the time of solicitation for employment. The foregoing shall not apply to (i) contacts by third party recruiters, so long as such recruiters are not directed specifically to contact employees of the Company, (ii) general newspaper advertisements and other general circulation materials not directly targeted at such individuals,
(iii) individuals contacting you on their own initiative, (iv) any individual who you have solicited for employment prior to the date hereof and (v) the employment of any individual identified in clauses (i) - (iv) above.

      In addition, DLJ, the Company and you agree that each respective party will not make any disclosure (i) that you, DLJ or the Company are having or have had discussions, or that you have received Evaluation Material from the Company or DLJ concerning a Transaction, (ii) that you are considering a possible Transaction or (iii) concerning any discussions related to a possible Transaction, including the status thereof, any termination thereof, any decision on your part to no longer consider any such Transaction or any of the terms, conditions or other facts with respect thereto; provided that a party may make such disclosure if in the opinion of counsel to such party such disclosure is required by law and, prior to such disclosure, such party advises and consults with the other parties concerning the information the party proposes to disclose. In addition, in furtherance of the foregoing, you agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding with any person regarding a possible Transaction. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.
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      Although the Company and DLJ have endeavored to include in the Evaluation
Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, DLJ or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except as may be provided in one or more definitive agreements.

      Without limiting the generality of the immediately preceding paragraph, the Evaluation Material may include certain statements, estimates and projections provided by the Company with respect to the anticipated future performance of the Company, the post-Transaction company "Techco", or the "Finco" business unit proposed to be sold. Such statements, estimates and projections reflect various assumptions made by the Company concerning anticipated results, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such assumptions, statements, estimates or projections, including the budget. The only information that will have any legal effect will be specifically represented in a definitive purchase agreement; in no event will such definitive agreement contain any representation as to the projections.

      In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the opinion of your counsel, is legally required to be disclosed. It is further agreed that, if in the absence of a protective order you (or such other persons to whom such request is directed) are nonetheless legally compelled to disclose such information, you may make such disclosure without liability hereunder, provided that you give the Company notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request, use your reasonable efforts to obtain assurances that confidential treatment will be accorded to such information and, provided further, that such disclosure was not caused by and did not result from a previous disclosure by you or any of your Representatives not permitted hereunder.

      If you decide that you do not wish to proceed with a Transaction, you will promptly notify DLJ of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will, upon request of the Company, promptly redeliver to us all copies of the Evaluation Material in the possession of you or your affiliates or your Representatives, will destroy all Notes and will further deliver to DLJ and the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.
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      You hereby acknowledge that you are aware that the securities laws of the
United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

      You understand that (i) the Company and DLJ shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or DLJ or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than as provided in a definitive agreement with you in accordance with the terms thereof).

      It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all
(i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to DLJ, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction, unless DLJ consents thereto.

      You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction.

      You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom; if a court of competent jurisdiction does not find that you or any of your Representatives have breached this letter agreement, the Company agrees to pay to you the reasonable legal fees incurred by you in connection with such litigation.

      The Company reserves the right to assign its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a Transaction.

      All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

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      It is further understood and agreed that no failure or delay by the
Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

      You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this letter. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

      In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except for the conflict of law rule thereof.

      The confidentiality provisions of this agreement shall remain in effect for a period of 24 months from the date hereof.
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      If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                          Very truly yours,


                                          SIERRACITIES.COM INC.


                                          By: /s/ William D. Addas
                                              -------------------------------
                                               William D. Addas
                                          DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION
                                          as Exclusive Agent


Agreed and Accepted:
AMERICAN EXPRESS TRAVEL RELATED SERVICES
COMPANY, INC.


By: /s/ Bradley S. Alexander
    -----------------------------------
       Bradley S. Alexander

Title: Vice President
       --------------------------------

Date:  6/9/00
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